Exhibit 10.1

Mutual Termination of Common Stock Shares Purchase Agreement

This Mutual Termination of Common Stock Shares Purchase Agreement (this “Agreement”) is made effective as of September 30, 2012 (the “Effective Date”), among Swordfish Financial, Inc., formerly Nature Vision, Inc., a Minnesota corporation,  (“SWRF”), and Swordfish Financial, Inc., a Texas corporation (“Swordfish Texas”) may be referred to herein as a “party” and collectively as the “parties.”

WHEREAS, SWRF and Swordfish Texas entered into a Common Stock Shares Purchase Agreement dated as of August 14, 2009 (the “Common Stock Sales Agreement”);

WHEREAS, pursuant to the terms of the Common Stock Shares Purchase Agreement, SWRF issued to Swordfish Texas 10,987,417 shares of newly issued shares of the Company in exchanged for a $3,500,000 promissory note from Swordfish Texas. The Purchase Agreement provided that the Purchase Price was to be payable in two installments of $1,750,000 each with the first installment being forty-five (45) days from the date of the note and the second installment being one-hundred twenty (120) days from the date of the note.

WHEREAS, Swordfish Texas is in breach of the terms of the promissory note and SWRF and Swordfish Texas have mutually agreed to terminate the Common Stock Shares Purchase Agreement effective September 30, 2012 (the “Termination Date”); and

WHEREAS, Swordfish Texas has agreed to have the 10,987,417 (adjusted to 109,874,170 for the 10 to1 forward split in June 2011) shares of SWRF common stock returned to the SWRF’s treasury for cancellation.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Termination of Common Stock Shares Purchase Agreement.  As of the Termination Date, the Common Stock Shares Purchase Agreement will be terminated and the shares issued by SWRF, adjusted for the 10 to 1 forward split in June 2011, will be returned to the SWRF treasury for cancellation.

2.  Releases.  SWRF, on its own behalf and on behalf of its successors and assigns, agents, affiliates and insurers hereby fully, finally and forever releases and discharges Swordfish Texas and its successors and assigns, agents, heirs, affiliates, partners and insurers, and their past, present, and future officers, directors, employees and stockholders, from any and all claims, rights, demands, actions, lawsuits or other proceedings which SWRF ever had, has or may have against the other parties through the date of this Agreement, including, without limitation, any and all claims or rights which could be asserted under or in connection with the Common Stock Shares Purchase Agreement;  provided, however , that SWRF is not releasing any claim which it may have to enforce the provisions of this Mutual Termination Agreement.

3.  Further Assurances.  The parties agree that, upon request, they each shall do such further acts and deeds, and shall provide, execute, acknowledge, deliver and/or record such books and records and such other documents and instruments as may be reasonably requested by the other party or necessary or appropriate from time to time to evidence, confirm or carry out the intent and purposes of this Agreement or to confirm compliance by a party to the terms and conditions of this Agreement.

4.  Governing Law.  This Agreement shall be governed by and construed, and the obligations, rights and remedies of the parties under this Agreement shall be determined, in accordance with the laws of the state of Texas, exclusive of its rules regarding conflicts of laws.

5.  Capitalized Terms.  Capitalized terms used herein that are not defined shall have the meaning ascribed to them in the Sales Management Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SWORDFISH FINANCIAL, INC. Minnesota corporation

By:	/s/ Randy Moseley
Name:	Randy Moseley
Title:	Chief Financial Officer

SWORDFISH FINANCIAL, INC. Texas corporation

By:	/s/ Mike Alexander
Name:	Mike Alexander